Exhibit 3(i)

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

LEE ENTERPRISES, INCORPORATED

It is hereby certified that:

1.    The name of the Corporation (hereinafter called the “Corporation”) is LEE ENTERPRISES, INCORPORATED.

2.    The Restated Certificate of Incorporation of the Corporation is hereby amended by striking the first paragraph of Article FOURTH and substituting in lieu thereof the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,500,000, consisting of 500,000 shares of Serial Convertible Preferred Stock, without par value, 120,000,000 shares of Common Stock, par value $2.00 per share (“Common Stock”), and 30,000,000 shares of Class B Common Stock, par value $2.00 per share (“Class B Common Stock”).”

3.    The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    The capital of the Corporation will not be reduced under or by reason of the foregoing amendment.

Signed and attested to on March 2, 2005.

LEE ENTERPRISES, INCORPORATED

By	/s/ Mary E. Junck
Mary E. Junck
Chairman, President and Chief
Executive Officer

(Corporate Seal)

ATTEST:

/s/ C. D. Waterman III
C. D. Waterman III
Secretary

STATE OF IOWA	)
	)	SS:
COUNTY OF SCOTT	)

On this 2nd day of March, 2005, before me, the undersigned, a Notary Public in and for said State, personally appeared MARY E. JUNCK and C. D. WATERMAN III, to me personally known, who, being by me duly sworn, did say that they are the Chairman, President and Chief Executive Officer and Secretary, respectively, of said Corporation; that said instrument was signed on behalf of said Corporation by authority of its Board of Directors; and that the said MARY E. JUNCK and C. D. WATERMAN III as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said Corporation, by it and by them voluntarily executed.

/s/ Debra S. Collins
Notary Public in and for said
County and State

(Notarial Seal)

RESTATED CERTIFICATE OF

INCORPORATION

OF

LEE ENTERPRISES, INCORPORATED

(as of March 3, 2005)

Lee Enterprises, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, whose original certificate of incorporation of the Corporation was filed in the office of the Secretary of State on September 22, 1950, adopts the following Restated Certificate of Incorporation:

FIRST:  The name of the Corporation (hereinafter referred to as the “Corporation”) is and shall be:

LEE ENTERPRISES, INCORPORATED

SECOND:  The name and address of its registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,500,000, consisting of 500,000 shares of Serial Convertible Preferred Stock, without par value, 120,000,000 shares of Common Stock, par value $2.00 per share (“Common Stock”), and 30,000,000 shares of Class B Common Stock, par value $2.00 per share (“Class B Common Stock”).

The following is a statement of the designations, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of the Common Stock and the Class B Common Stock and the Serial Convertible Preferred Stock, except such thereof as the Board of Directors is herein expressly authorized to fix.

COMMON STOCK AND CLASS B COMMON STOCK

(A) The powers, preferences and rights of the Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Restated Certificate of Incorporation.

(B) At each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the stock transfer records of the Corporation and each holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class R Common Stock standing in his name on the stock transfer records of the Corporation. Except as set forth below, all actions submitted to a vote of stockholders shall be voted on by the holders of Common Stock and Class B Common Stock voting together as a single class. The holders of Common Stock and Class B Common Stock shall vote separately as classes with respect to amendments to this Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely, and with respect to such other matters as may require class votes under the General Corporation Law of the State of Delaware. The holders of all outstanding shares of capital stock of the Corporation entitled to vote shall vote together as a single class upon any proposal to authorize additional shares of Common Stock or Class B Common Stock, or upon any proposal to issue authorized but unissued shares of Class B Common Stock other than (i) pursuant to stock dividends, stock splits or (ii) issuances pursuant to the 1977 Employee Stock Purchase Plan for 1985-86 and the 1975 and 1982 Stock Option Plans respecting outstanding stock options for which shares of Class B Common Stock have been duly reserved for issuance on the record date for the initial distribution of shares of Class B Common Stock (the “Record Date”).

(C) If and when dividends on the Common Stock and Class B Common Stock are declared payable from time to time by the Board of Directors from funds legally available therefor, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock and the holders of

Class B Common Stock shall be entitled to share equally, share for share, in such dividends, except that, if dividends are declared than are payable in shares of Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of that class of stock. If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Common Stock or Class B Common Stock, as the case may be, have been subdivided or combined.

(D) (1) The holder of each outstanding share of Class B Common Stock shall have the right at any time, or from time to time, at such holder’s option to convert such share into one fully paid and non-assessable share of Common Stock, on and subject to the terms and conditions hereinafter set forth.

      (2) In order to exercise his conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or his duly authorized representative. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date (the “conversion date”) on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be deemed to have become immediately prior to the close of business on the conversion date the holder or holders of record of the shares of Common Stock represented thereby.

      (3) As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Class B Common Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Common Stock issuable upon such conversion. In case any certificate for shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate, which are not being converted. The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Class B Common Stock shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

      (4) Upon any conversion of shares of Class B Common Stock into shares of Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as may be declared and may be payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Common Stock on or after such conversion date.

      (5) In case of any consolidation or merger of the Corporation as a result of which the holders of Common Stock shall be entitled to receive stock, other securities or other property with respect to or in exchange for Common Stock or in case of any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, a holder of a share of Class B Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of one share of Common Stock and shall have no other conversion rights with regard to such share. The provisions of this subparagraph (5) shall similarly apply to successive consolidations, mergers, sales or conveyances.

      (6) All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to the provisions of subparagraph (3) of this subdivision (D), to receive shares of Common Stock in exchange therefor.

      (7) Such number of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock.

(E) (1) No person holding shares of Class B Common Stock (hereinafter called a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:

(a) In the case of a Class B Holder who is a natural person and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means (A) the spouse of such Class B Holder, (B) a lineal descendant of a great grandparent of such Class B Holder or a spouse of any such lineal descendant, (C) the trustee of a trust (including a voting trust) for the benefit of one or more Class B Holders, other lineal descendants of a great grandparent of such Class B Holder, the spouse of such Class B Holder, the spouses of such other lineal descendants and an organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a “Charitable Organization”), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to the spouse of such Class B Holder, any lineal descendant of such Class B Holder or the spouse of any such lineal descendant, and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder payable by reason of the death of such Class B Holder and provided that such trust prohibits transfer of shares of Class B Common Stock to persons other than Permitted Transferees, as defined in clause (b) below, (D) a Charitable Organization established by such Class B Holder, such Class B Holder’s spouse, a lineal descendant of a great grandparent of such Class B Holder, a spouse of any such lineal descendant, the Corporation or employees or former employees of the Corporation, and (E) a corporation all the outstanding capital stock of which is owned by, or a partnership all the partners of which are, one or more of such Class B Holders, other lineal descendants of a great grandparent of such Class B Holder or a spouse of any such lineal descendant, and the spouse of such Class B Holder, provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class B Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act to be converted into shares of Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

(b) In the case of a Class B Holder holding the shares of Class B Common Stock subject to said proposed transfer as trustee pursuant to a trust other than a trust described in clause (c) below, “Permitted Transferee” means (A) the person who established such trust and (B) a Permitted Transferee of such person determined pursuant to clause (a) above.

(c) In the case of a Class B Holder holding the shares of Class B Common Stock subject to said proposed transfer as trustee pursuant to a trust which was irrevocable on the Record Date, for determining the persons to whom the Class B Common Stock is first issuable by the Corporation “Permitted Transferee” means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise or any “Permitted Transferee” of such person determined pursuant to clause (a), (b), (d), (e) or (f) hereof, as the case may be.

(d) In the case of a Class B Holder who is the record (but not beneficial) owner of the shares of Class B Common Stock subject to said proposed transfer as nominee for the person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clause (a), (b), (c), (e) or (f) hereof, as the case may be.

(e) In the case of a Class B Holder which is a partnership and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any partner of such partnership or any “Permitted Transferee” of such partner determined pursuant to clause (a), (b), (c), (d) or (f) hereof, as the case may be.

(f) In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (D) of clause (a) above) and the holder of record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means any stockholder of such corporation receiving shares of Class B Common Stock through a dividend or through a distribution made upon liquidation of such corporation and the survivor of a merger or consolidation of such corporation or any “Permitted Transferee” of such stockholder determined pursuant to clause (a), (b), (c), (d) or (e) hereof, as the case may be.

(g) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, was the record and beneficial owner of the shares of Class B Common Stock subject to said proposed transfer, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clauses (a), (e), or (f) above, as the case may be.

      (2) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Common Stock to a pledges pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledges, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this subdivision (E). In the event of foreclosure or other similar action by the pledges, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledges may elect.

      (3) For purposes of this subdivision (E):

(a) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(b) Each joint owner of shares of Class B Common Stock shall be considered a “Class B Holder” of such shares.

(c) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(d) Unless otherwise specified, the term “person” means both natural persons and legal entities.

      (4) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Common Stock into shares of Common Stock, effective on the date of such purported transfer. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.

(F) (1) Shares of Class B Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Common Stock issued as a stock dividend on the Corporation’s then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Class B Common Stock were issued. For the purposes of this subdivision (F), the term “beneficial owner(s)” of any shares of Class B Common Stock shall mean the person or persons who possess the power to dispose, or to direct the disposition, of such shares.

      (2) The Corporation shall note on the certificates representing the shares of Class B Common Stock that there are restrictions on transfer and registration of transfer imposed by subdivision (E) and this subdivision (F).

(G) Except as otherwise provided in subdivisions (B) and (C) above and except for shares of Class B Common Stock duly reserved for issuance as of the record date for the distribution of shares of Class B Common Stock, the Corporation shall not issue additional shares of Class B Common Stock after the date shares of Class B Common Stock are first issued by the Corporation. All shares of Class B Common Stock surrendered for conversion shall resume the status of authorized but unissued shares of Class B Common Stock.

(H) If at any time following the initial issuance of shares of Class B Common Stock the number of outstanding shares of Class B Common Stock as reflected on the stock transfer books of the Company is less than 2,800,000 (as adjusted for any stock splits, combinations or stock dividends effected after the record date for the initial distribution of shares of Class B Common Stock), then the outstanding shares of Class B Common Stock shall be deemed without further act to be converted into shares of Common Stock, and stock certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock, and any outstanding right to receive Class B Common Stock shall automatically become the right to receive a like number of shares of Common Stock.

(I) The Common Stock and Class B Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Serial Convertible Preferred Stock as may be stated herein and as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly granted to and vested in it by the provisions of this Article FOURTH.

PREFERRED STOCK

(A) The Board of Directors is hereby empowered to cause the shares of Serial Convertible Preferred Stock to be issued in one or more series from time to time. Each series shall be designated by the Board of Directors so as to distinguish the shares thereof from the shares of all other series. All shares of the Serial Convertible Preferred Stock of all series shall be of equal rank and all shares of any particular series shall be identical except as to the date or dates from which dividends thereon shall be cumulative as provided in subdivision (B) hereof. The shares of Serial Convertible Preferred Stock of different series, subject to any applicable provision of law, may vary as to the following designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, which the Board of Directors is expressly authorized to fix, in the case of each such series, at any time prior to the issuance of the shares thereof: (1) the annual dividend rate for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend for such series shall be cumulative; (2) the redemption price or prices for the particular series; (3) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the particular series; and (4) the conversion (which shall be into Common Stock and not into Class B Common Stock), participating or other special rights, and the qualifications, limitations or restrictions thereof, if any, of the particular series.

(B) The holders of each series of the Serial Convertible Preferred Stock at the time outstanding shall be entitled to receive, but only when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the annual rate for the particular series fixed therefor as herein provided, payable quarterly on the 1st day of January, April, July and October in each year, to stockholders of record on the respective dates, not exceeding 50 days preceding such dividend payment dates, fixed for the purpose by the Board of Directors in advance of the payment of the respective dividends. No dividend shall be declared on any series of the Serial Convertible Preferred Stock in respect of any quarter-yearly dividend period unless there shall likewise be declared on all shares of all series of the Serial Convertible Preferred Stock at the time outstanding, like proportionate dividends, ratably, in proportion to the annual dividend rates fixed therefor in respect of the same quarter-yearly dividend period, to the extent that such shares are entitled to receive such dividend for such quarter-yearly dividend period. The dividends on shares of all series of the Serial Convertible Preferred Stock shall be cumulative. In the case of all shares of each particular series, the dividends on shares of such series shall be cumulative: (1) if issued prior to the record date for the first dividend on the shares of such series, then from the date for the particular series fixed therefor by the Board of Directors at any time prior to the issuance of shares of the particular series; (2) if issued during the period commencing on a record date for a dividend and terminating at the close of the payment date for such dividend, then from such dividend payment date; and (3) otherwise from the quarter-yearly dividend payment date next preceding the date of issue of such shares, so that unless dividends on all outstanding shares of each series of the Serial Convertible Preferred Stock, at the annual dividend rate and from the dates for accumulation thereof fixed as herein provided shall have been paid or declared and set aside for payment for all past quarter-yearly dividend periods, but without interest on cumulative dividends, no dividends shall be paid or declared and no other distribution shall be made on the Common Stock or Class B Common Stock and no Common Stock or Class B Common Stock shall be purchased or otherwise acquired for value by the Corporation. The holders of the Serial Convertible Preferred Stock of any series shall not be entitled to receive any dividends thereon other than the dividends referred to in this subdivision (B).

(C) The Corporation, by action of its Board of Directors, may redeem the whole or any part of any series of the Serial Convertible Preferred Stock, at any time or from time to time, by paying in cash the redemption price of the shares of the particular series fixed therefor as herein provided, together with a sum in the case of each share of each series so to be redeemed, computed at the annual dividend rate for the series of which the particular share is a part from the date from which dividends on such share became cumulative to the date fixed for such redemption, less the aggregate of the dividends theretofore or on such redemption date paid thereon. At least 30 days’ and not more than 90 days’ notice of every such redemption shall be mailed to the holders of record of the shares of the Serial Convertible Preferred Stock so to be redeemed, at their respective addresses as the same shall appear on the books of the Corporation; but no failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Serial Convertible Preferred Stock so to be redeemed. In case of the redemption of a part only of any series of the Serial Convertible Preferred Stock at the time outstanding, the Corporation shall select by lot or in such other manner as the Board of Directors may determine, the shares so to be redeemed. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which and the terms and conditions upon which the shares of the Serial Convertible Preferred Stock shall be redeemed from time to time. If such notice of redemption shall have been duly given, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, then, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, from and after the date fixed for redemption, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue and all rights with respect to such shares so called for redemption shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable upon redemption thereof, without interest; provided, however, that the Corporation may at any time prior to the redemption date specified in such notice, deposit in trust, for the account of the holders of the shares to be redeemed, funds necessary for such redemption with a bank or trust company in good standing, organized under the laws of the State of Iowa or the State of Illinois or of the United States of America, doing business in the City of Davenport, Iowa, or the City of Chicago, Illinois, having capital, surplus and undivided profits aggregating at least $500,000, designated in such notice of redemption, and, upon such deposit in trust, all shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest. Nothing herein contained shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Serial Convertible Preferred Stock.

(D) Before any amount shall be paid to or any assets distributed among the holders of Common Stock or Class B Common Stock upon any liquidation, dissolution or winding up of the Corporation, and after paying or providing for the payment of all creditors of the Corporation, the holders of each series of Serial Convertible Preferred Stock at the time outstanding shall be entitled to be paid in cash the amount for the particular series fixed therefor as herein provided, together with a sum in the case of each such share of each series, computed at the annual dividend rate for the series of which the particular share is apart, from the date from which dividends on such share became cumulative to the date fixed for the payment of such distributive amount, less the aggregate of the dividends theretofore or on such date paid thereon; but no payments on account of such distributive amounts shall be made to the holders of any series of the Serial Convertible Preferred Stock unless there shall likewise be paid at the same time to the holders of each other series of the Serial Convertible Preferred Stock at the time outstanding like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they are respectively entitled as herein provided. The holders of Serial Convertible Preferred Stock of any series shall not be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts referred to in this subdivision (D). Neither the consolidation or merger of the Corporation with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

(E) Whenever the full dividends on all series of the Serial Convertible Preferred Stock at the time outstanding for all past quarter-yearly dividend periods shall have been paid or declared and set apart for payment, then such dividends (payable in cash or Common Stock or Class B Common Stock, as the case may be), as may be determined by the Board of Directors, may be declared and paid on the Common Stock and Class B Common Stock but only out of funds legally available for the payment of dividends.

(F) In the event of any liquidation, dissolution or winding up of the Corporation, all assets and funds of the Corporation remaining after paying or providing for the payment of all creditors of the Corporation and after paying or providing for the payment to the holders of shares of all series of the Serial Convertible Preferred Stock of the preferential amount specified in subdivision (D) hereof to which they are respectively entitled, shall be divided among and paid to the holders of the Common Stock and Class B Common Stock according to their respective rights and interests.

(G) (1) So long as any shares of the Serial Convertible Preferred Stock of any series are outstanding, the Corporation shall not, without the consent (given in writing or by vote at a meeting called for that purpose) of the holders of at least two-thirds of the total number of shares of the Serial Convertible Preferred Stock of all series then outstanding:

(a) Create or authorize any class of stock ranking prior to the Serial Convertible Preferred Stock, or create or authorize any obligation or security convertible into shares of stock of any such class; or

(b) Amend, alter, change or repeal any of the express terms of the Serial Convertible Preferred Stock or of any series of the Serial Convertible Preferred Stock then outstanding in a manner prejudicial to the holders thereof; provided, however, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the Serial Convertible Preferred Stock at the time outstanding, only such consent of the holders of two-thirds of the total number of shares of all series so affected shall be required; or

(c) Issue any shares of any series of the Serial Convertible Preferred Stock unless the net earnings of the Corporation (calculated in accordance with the accounting principles followed by the Corporation during the period for which such net earnings are calculated) available for the payment of dividends on the Serial Convertible Preferred Stock for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the calendar month within which such additional shares of stock shall be issued, shall have been at least two times the dividend requirements for a twelve months’ period upon the entire amount of the Serial Convertible Preferred Stock to be outstanding immediately after such issue (including the shares proposed to be issued but not including any shares proposed to be redeemed or otherwise retired in connection with such issue).

      (2) So long as any shares of the Serial Convertible Preferred Stock of any series are outstanding, the Corporation shall not, without the consent (given in writing or by vote at a meeting called for that purpose) of the holders of a majority of the total number of shares of the Serial Convertible Preferred Stock of all series then outstanding increase the total authorized amount of the Serial Convertible Preferred Stock of all series.

      (3) Provided that the consent of the holders of the Serial Convertible Preferred Stock (or of any series thereof) required by the provisions of subparagraphs (1) and (2) of this subdivision (G), if any such consent be so required, shall have been obtained, the Corporation may create or authorize any class of stock ranking prior to or on a parity with or subordinate to the Serial Convertible Preferred Stock or may increase the total authorized amount of the Serial Convertible Preferred Stock or of any other class of stock of the Corporation or may amend, alter, change or repeal any of the rights, privileges, terms and conditions of the Serial Convertible Preferred Stock or of any series of the Serial Convertible Preferred Stock then outstanding upon the vote, given at a meeting called for that purpose, of the holders of a majority of the total number of shares of stock of the Corporation then outstanding and entitled to vote thereon.

(H) Each share of Serial Convertible Preferred Stock of any series may, at the option of the holder thereof, be converted into Common Stock at any time prior to the close of business on the 10th day preceding the date fixed for redemption thereof into the number of shares of Common Stock designated by the Board of Directors at the time of authorization of such series, subject to the following terms and conditions:

      (1) No adjustment of dividends will be made upon the exercise of the conversion privilege.

      (2) In case the Corporation shall at any time or from time to time subdivide the outstanding shares of Common Stock into a greater number of shares or pay a dividend thereon in Common Stock, or combine the outstanding shares of Common Stock into a smaller number of shares, then with respect to each such subdivision or Common Stock dividend the number of shares of Common Stock deliverable upon the conversion of each share of Serial Convertible Preferred Stock shall be increased proportionately and with respect to each such combination shall be decreased proportionately.

      (3) In case the Corporation shall offer to the holders of Common Stock any right to subscribe for stock or other securities of the Corporation, the holders of each series of Serial Convertible Preferred Stock outstanding as of the date the record is taken of the holders of Common Stock entitled to receive such rights, shall be entitled to subscribe for and purchase at the same price at which such stock or securities are offered to the holders of Common Stock, and upon the same terms, the number of shares of such stock or the amount of such securities for which they would have been entitled to subscribe if they had been holders of record of the number of shares of Common Stock into which their Serial Convertible Preferred Stock was convertible on such record date.

      (4) If during any fiscal year the Board of Directors shall declare cash dividends on the Common Stock in excess of the amount of dividends declared during such year on any series of the Serial Convertible Preferred Stock, then the Corporation shall give notice of the amount of such excess dividend to all holders of such series of Serial Convertible Preferred Stock at least 20 days prior to the record date for determination of shareholders entitled to such dividend. Such notice shall be given by mailing a copy thereof to each holder of record of such series of Serial Convertible Preferred Stock at his address last appearing on the books of the Corporation and shall be deemed to have been given when mailed.

      (5) So long as any of the Serial Convertible Preferred Stock remains outstanding, no reorganization of the Corporation and no consolidation of the Corporation and no consolidation or merger thereof with or into any other corporation or corporations and no conveyance of all or substantially all of its properties and business, as an entity, to any other corporation, shall be made, unless as part of such reorganization, consolidation, merger or conveyance, arrangements shall be made whereby the holders of each series of Serial Convertible Preferred Stock then outstanding shall thereafter be entitled to convert such Serial Convertible Preferred Stock into any stock or securities given in exchange for Common Stock of the Corporation on such reorganization, or in connection with such consolidation, merger or conveyance, in such amounts as would at the time have been given in exchange for the Common Stock then issuable upon conversion of such Serial Convertible Preferred Stock.

      (6) Whenever any shares of Serial Convertible Preferred Stock shall be redeemed or converted into Common Stock, such shares shall be restored to the status of unissued shares of Serial Convertible Preferred Stock and the number of authorized shares of Serial Convertible Preferred Stock shall not be reduced as a result thereof.

(I) Subject to the provisions of Subdivision (J) hereof, every holder of the Serial Convertible Preferred Stock and every holder of the Common Stock shall have one vote, and every holder of Class B Common Stock shall have ten votes, for each share of stock held by him for the election of directors and upon all other matters.

(J) (1) No more than twenty per cent (20%) of the outstanding shares of stock of the Corporation shall at any time be owned or controlled, directly or indirectly, by or for the account of all aliens as a group (including the representatives, associates and affiliates thereof).

      (2) No more than twenty per cent (20%) of the outstanding shares of stock of the Corporation entitled to vote on any matter submitted to stockholders (including the election of directors) shall be voted, directly or indirectly, by or for the account of all aliens as a group (including the representatives, associates and affiliates thereof).

      (3) No alien (including the representatives, associates and affiliates thereof) shall be eligible to serve as a director of the Corporation.

For the purposes of this Subdivision (J):

(a) The term “alien” includes:

(i) all persons not citizens of the United States of America, without regard to residence;

(ii) All corporations organized under laws other than those of the United States of America or the several States; and/or

(iii) all foreign governments.

(b) The term “representative” means any person acting at the request or direction of, or in anticipation of benefit (economic or otherwise) from, the person specified, either directly or through one or more intermediaries.

(c) The term “affiliate” includes any person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d) The term “associate” includes: (i) any person of which the person specified is an officer or partner or is, directly or indirectly, the beneficial owner of 10 per cent or more of any class or equity securities; (ii) any trust or other estate in which the specified person has a substantial beneficial interest or as to which the person specified serves as trustee or in a similar capacity, or (iii) any relative or spouse of the person specified or any relative of such spouse, who has the same home as the person specified or who is a director or officer of the person specified or any corporation which controls or is controlled by the person specified.

(e) The term “control” means the possession directly or indirectly, of the power to direct or cause the direction of management, actions, decisions or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(f) The term “person” includes all individuals and legal entities (including corporations, partnerships, trusts and estates).

The By-laws of the Corporation shall establish rules, regulations and procedures to assure compliance with and enforcement of this Subdivision (J).

Each of the foregoing provisions (1, 2 and 3) is separate and severable. In the event of the unenforceability of any one or more of said provisions, all of the remaining provisions shall continue in full force and effect.

FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(A) The election of directors need not be by ballot.

(B) The Board of Directors is expressly authorized and empowered to make, alter, amend and repeal By-Laws, subject to the power of the stockholders to alter or repeal the By-Laws made by the Board of Directors.

(C) Any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-Laws of the Corporation.

(D) No person who is or was at any time a Director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Subdivision shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions by the Director which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the Director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date this Subdivision becomes effective.

(E) Notwithstanding the provisions of §228 of the Delaware General Corporation Law, no corporate action without a meeting of stockholders shall be taken by less than unanimous written consent of the stockholders of the Corporation.

(F) Special meetings of the stockholders may be called by the Board of Directors or the Chairman of the Board.

SIXTH:  The number of Directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws, but in no event less than three. The Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. Each class of Directors shall be elected for a three year term. During the intervals between annual meetings of stockholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or incapacity, and any newly created directorships resulting from an increase in the number of Directors, shall be filled by a majority vote of the Directors then in office whether or not a quorum. Each Director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each Director chosen to fill a newly created directorship shall hold office until the next election of the class for which such Director shall have been chosen. When the number of Directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Each Director shall serve until a successor shall have been duly elected and qualified, except in the event of resignation, removal, death or other incapacity. A Director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote for the election of Directors at a meeting of the stockholders called for that purpose.

SEVENTH:  Any proposal that the Corporation (1) enter into a merger or consolidation with any person, or (2) sell, lease, transfer, exchange, mortgage, pledge or otherwise dispose of all or a substantial portion of its assets or business to any person, or (3) issue voting securities of the corporation in exchange or payment for the securities or assets of any person, or (4) be liquidated or dissolved, and any proposal, (5) that the stockholders increase or decrease the number of Directors of the corporation, however effectuated, shall require for approval the affirmative vote of the holders of not less than seventy-five per cent (75%) of the outstanding shares entitled to vote thereon. Provided, however, that the foregoing shall not apply to any such proposal which has been approved by the affirmative vote of not less than two-thirds of the Directors of the Corporation nor to any merger, consolidation or sale of assets or business or the issuance of voting securities between this corporation and another corporation fifty per cent (50%) or more of the voting stock of which is owned by this Corporation. For the purposes of this Article, the term “person” includes all individuals and other legal entities, including corporations, partnerships, trusts and estates.

EIGHTH:  The provisions set forth in Subdivision (J) of Article FOURTH and in Articles SIXTH and SEVENTH of this Certificate of Incorporation and this Article EIGHTH shall not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five per cent (75%) of the outstanding shares of stock of the corporation entitled to vote thereon.

NINTH:  (A) The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the

Corporation and its subsidiaries operate or are located.

(B) This Article shall not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five per cent (75%) of the outstanding shares of stock of the Corporation entitled to vote thereon.

TENTH:  This Restated Certificate of Incorporation; (1) sets forth the provisions of the original Certificate of Incorporation of the Corporation as heretofore amended; (2) was duly adopted by the Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware; and (3) it only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented, and that there is no discrepancy between those provisions and the Restated Certificate of Incorporation.